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                                                                          99.G 2



                         Addendum to Custodian Agreement

This Addendum to the Custodian Agreement dated February 13, 1997, is entered into by and between Firstar Bank Milwaukee, N.A. and Granum Series Trust as of the 30th day of September 30, 1998; and

WHEREAS, the entity known as Firstar Trust Company ceased operations on September 30, 1998; and

WHEREAS, Firstar Bank Milwaukee N.A. represents that it has the necessary trust and custodial powers to enter into this Agreement; NOW,

THEREFORE, Firstar Bank Milwaukee, N.A. will be the successor responsible party to each of the Agreements referenced above and will assume all responsibility for any acts or omissions during the time Firstar Trust Company was the named service provider under these same Agreements.

Firstar Bank Milwaukee, N.A.                         Granum Series Trust

BY:                                         BY:
   -----------------------------               -----------------------------

ATTEST:                                     ATTEST:
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